SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 28, 2016

DETERMINE, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

615 West Carmel Drive

Carmel, Indiana 46032

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2016, Determine, Inc. (the “Company”) extended the engagement of Michael Brodsky by entering into an amendment dated September 1, 2016 (the “Amendment”) to his existing employment offer letter pursuant to which he would serve as an employee in a non-executive capacity as Special Advisor to the CEO with an annual salary of $15,000. In the Amendment Mr. Brodsky confirmed his resignation as Executive Chairman effective August 28, 2016 but will continue as Chairman of the Board of the Company.

Mr. Brodsky will also be granted an option to purchase 75,600 shares of the Company’s common stock and 37,800 restricted stock units under the Company’s 2015 Equity Incentive Plan (the “EIP”), subject to vesting in equal monthly installments over a 12 month period of continuous service monthly. In addition, Mr. Brodsky will be granted an additional option grant to purchase 100,000 shares of the Company’s common stock vesting 50% after two years based upon continuous service through such date and the balance in equal monthly installments over the 24 month period of continuous service thereafter. The options and restricted stock units will automatically accelerate and be fully vested upon a Change in Control of the Company, as defined in the EIP. All of the other terms and provisions that were in effect under Mr. Brodsky’s employment offer letter immediately prior to the execution of the Amendment will continue in effect under the Amendment.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Amendment to Offer Letter dated September 1, 2016 by and between the Company and Michael Brodsky.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 1, 2016

DETERMINE, INC.

By:	/s/ Art Fisher
Name: Art Fisher
Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Offer Letter dated September 1, 2016 by and between the Company and Michael Brodsky.